UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2017

CYBRDI, INC.
(Name of Small Business Issuer in its Charter)

California	95-2461404
(State or Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

29 Chang’an South Road, Yanta District
Xi’an City, Shaanxi Province, China 710061
(Address of principal executive offices)

 +86 029-88103388
(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 19, 2017, Cybrdi. Inc. (the “Company”) entered into a share transfer agreement (the “Agreement”) with Xi’an Alena Biotechnology Co., Ltd (the “Purchaser”). Neither the Company nor its affiliates have any material relationship with the Purchaser other than with respect to the Agreement.

Pursuant to the Agreement, the Company agreed to sell its 80% equity interest in Shaanxi Chaoying Biotechnology Co., Ltd (the “Target”) for a consideration of 25.6 million RMB (approximately $3.8 million).

The Purchaser paid the Company 47% of the consideration under the Agreement by December, 2017, after the Target and the Company had completed the necessary regulatory registration procedures, and is expected to pay the balance of the consideration.

The other shareholders of the Target, Shannxi Yanfeng Real Estate Development Co., Ltd, Shannxi Chaoying Cosmetics Co., Ltd, and Immuno-Oncocemomics Inc. had given up their respective rights of first refusal to purchase the equity interest held by the Company in the Target.

Item 9.01	Exhibits

No.	Description

10.1	Share Transfer Agreement between Cybrdi. Inc. and Xi’an Alena Biotechnology Co., Ltd dated as of July 19, 2017

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2019

CYBRDI, INC.

By:	/s/ Yanbiao Bai
Name: Yanbiao Bai
Title: Chief Executive Officer